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               [Parlee McLaws Barristers & Solicitors Letterhead]


                                                                   Exhibit 23.06


April 16, 1999



The Board of Directors
TeleBackup Systems Inc.



Re: Registration Statement on Form S-4 Which Includes the Management Information Circular of TeleBackup Systems Inc. Filed in Connection With the Merger Transaction involving VERITAS Software Corporation, VERITAS Holding Corporation and TeleBackup Systems Inc.


We refer to the Registration Statement on Form S-4 to be filed on or about April 16, 1999 which includes the Management Information Circular of TeleBackup Systems Inc. relating to the proposed merger transaction involving VERITAS Software Corporation, VERITAS Holding Corporation and TeleBackup Systems Inc. We hereby consent to the use of our name in the Registration Statement wherever it appears. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations promulgated thereunder.


Yours truly,


PARLEE McLAWS
/s/ Parlee McLaws